Exhibit 99.1

FIRST BANCORP OF INDIANA, INC. ANNOUNCES COMPLETION OF
ACQUISITION OF HOME BUILDING BANCORP, INC.

Evansville, Indiana -- October 2, 2006 -- First Bancorp of Indiana, Inc. (Nasdaq: FBEI) announced today that it completed its acquisition of Home Building Bancorp, Inc. effective October 1, 2006. Pursuant to the terms of the Agreement and Plan of Merger, shares of Home Building Bancorp were converted into either $43.50 in cash or 2.3016 shares of First Bancorp common stock. First Bancorp will issue approximately 294,000 shares and pay $5.55 million for all of the outstanding shares of Home Building Bancorp common stock.

Those Home Building Bancorp stockholders who expressed a preference will receive the form of consideration that they elected, while those who made no election will receive approximately 1.5366 shares of First Bancorp common stock plus $14.49 in cash in exchange for their Home Building Bancorp shares.

First Bancorp of Indiana, Inc. is the holding company for First Federal Savings Bank, Evansville, Indiana. As a result of the merger with Home Building Savings Bank, First Federal Savings Bank now operates eight offices in the Evansville, Indiana area, one office in Washington, Indiana and one office in Petersburg, Indiana.